EXHIBIT 5.1

FROST BROWN TODD LLC

Attorneys

Kentucky · Ohio · Indiana · Tennessee · West Virginia

May 31, 2013

Porter Bancorp, Inc.

2500 Eastpoint Parkway

Louisville, Kentucky 40223

Re:	Registration of Common Stock –
2006 Non-Employee Directors Stock Ownership Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Porter Bancorp, Inc., a Kentucky corporation (the “Company”), for the purpose of issuing this opinion in connection with the registration of 206,057 shares (the “Shares”) of the Common Stock of the Company pursuant to the Form S-8 Registration Statement filed on or about the date hereof by the Company under the Securities Act of 1933, as amended, to which this opinion is an exhibit. The Shares being registered relate to an amendment to the 2006 Non-Employee Directors Stock Ownership Incentive Plan (the “Plan”) to add 300,000 shares of Common Stock authorized for issuance under the Plan.

As counsel, we have examined originals, or copies certified to our satisfaction, of the Plan, the Articles of Incorporation and Bylaws of the Company, such agreements, certificates and other statements of government officials and corporate officers and representatives, and other documents as we have deemed relevant and necessary as a basis for our opinion. In such examination, we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original document of documents submitted to us as copies. In addition, as to matters of fact only, we have relied, to the extent we deemed such reliance proper, upon certificates and other written statements of public officials and corporate officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that when the Shares are issued, delivered and paid for, in accordance with the terms of the applicable Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act, the applicable requirements of state laws regulating the offer and sale of securities and the applicable requirements of The NASDAQ Stock Exchange.

The opinion expressed in this letter is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion.

This opinion is based solely on the laws of the Commonwealth of Kentucky and the laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement, including amendments thereto.

Very truly yours, Frost Brown Todd LLC

By	/s/ Alan K. MacDonald
Alan K. MacDonald, Member